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                                                                       EXHIBIT 7

            CONSENT AND WAIVER OF SERIES C PREFERRED STOCKHOLDERS OF
                        XM SATELLITE RADIO HOLDINGS INC.

On October 25, 2000, XM Satellite Radio Holdings Inc. (the "Company") filed a universal shelf registration statement on Form S-3 registering an indeterminate number of debt securities, debt guarantees, shares of preferred stock, depositary shares, shares of common stock, warrants and rights with an aggregate offering amount of up to $500 million (the "Shelf Registration"), of which $330,781,250 has already been sold as common stock or convertible notes. In addition, in order to increase the aggregate offering amount by up to 20% of the amount remaining under the Shelf Registration, the Company has filed a registration statement on Form S-3 pursuant to Rule 462(b) of the Securities Act of 1933, as amended, to register additional shares of the Company's Class A Common Stock, par value $.01 per share (the "Common Stock"), with an aggregate offering amount of up to $33,843,750 (the "Top-Up Registration").

Pursuant to the prospectus supplement to the Shelf Registration and the Top-Up Registration to be filed by the Company (the "Supplement"), the Company is proposing to offer in a public offering such number of shares of its Common Stock (including an over-allotment of up to 15% (the "Over-allotment")), as may be determined by the Pricing Committee of the Company's Board of Directors, to be sold in a public offering not to exceed a maximum aggregate offering price $203,062,500 (the "Offering").

The undersigned holder of the Company's 8.25% Series C Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), hereby consents to the proposed Offering, including the Over-allotment, as required by Section 7.3(a)(v) of the certificate of designation governing the Series C Preferred Stock (the "Series C Certificates"), provided that the Company agrees, by countersigning this Consent, that:

     1. The Offering, including the Over-allotment, is subject to the rights and preferences of the holders of Series C Preferred Stock set forth in the Series C Certificate, including, without limitation, any antidilution provisions.

     2. Any increase in the Offering and the Over-allotment shall be deemed to be part of the Offering for purposes of the 1% threshold in Section 4.2(f) of the Series C Certificate. Consequently, any such issuances at an implied or actual price below the then applicable conversion price of the Series C Preferred Stock will require a concurrent adjustment to such conversion price.

     3. As soon as practicable after the Offering, but in no event later than May 15, 2002, the Company shall deliver to the holders of Series C Preferred Stock a certificate of the calculation of the adjustment to the conversion price of the Series C Preferred Stock after taking into account the Offering and any other cumulative dilutive issuances, certified by the Company's Chief Financial Officer. In addition, the Company confirms its existing obligation to provide at least semiannually a certificate of the calculation of the adjustment to the conversion price of the Series C Preferred Stock, certified by the Company's Chief Financial Officer, taking into account all dilutive issuances made prior to the date of such certificate notwithstanding the 1% threshold in Section 4.2(f) of the Series C Certificate.

     4. The Company shall pay the reasonable legal and accounting fees and expenses of the holders of Series C Preferred Stock incurred in connection with the Offering and this consent.

     5. This consent shall be subject to the pricing of the Offering as determined by the Pricing Committee, provided that that in the event that the Pricing Committee determines to issue in excess of 20.3 million shares of Common Stock in the Offering, the Offering shall be on terms



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satisfactory to the undersigned, which terms shall be provided concurrently with the pricing of the Offering which is expected to occur during the week beginning April 8, 2002.

The undersigned is also a party to the Amended and Restated Registration Rights Agreement, dated as of August 8, 2000, by and among the Company, Motient Corporation and the Investors listed therein (the "Registration Rights Agreement"), pursuant to which the undersigned has certain rights to effect a Piggyback Registration (as defined in the Registration Rights Agreement). The undersigned hereby consents to the amendment or waiver of the Registration Rights Agreement such that Holders (as defined in the Registration Rights Agreement) shall not have any right to cause a Piggyback Registration in connection with the Offering, provided that the Offering occurs during April 2002.

     6. The Company hereby represents that it has not, directly or indirectly, granted any rights or made any concessions in connection with this Offering, to any of its shareholders, that are more favorable or could be deemed to be more favorable that those received by the undersigned. The Company understands that the undersigned is relying on this representation in executing this consent.

The undersigned however, does not waive its "piggyback" registration rights to have any of its Registrable Securities (as defined in the Registration Rights Agreement) included in any other issuances of securities under the Shelf Registration.

Name of Holder:                    Number of Shares of Series C Preferred Stock

AMERICAN HONDA MOTOR CO., INC.     50,000 plus accrued dividends

Dated: April 11, 2002


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By: /s/ S. SAKAMOTO
    --------------------------
Name:  S. SAKAMOTO
Title: TREASURER

ACKNOWLEDGED:

XM SATELLITE RAID HOLDINGS INC.


By:
    --------------------------
Name:  Joseph M. Titlebaum
Title: Senior Vice President


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